Exhibit 4.15

New Hiring Employment Agreement

Between the undersigned:

Criteo, a French société par actions simplifiée (simplified corporation) with stated capital of €109,868, registered with the Paris Trade and Companies Registry under number 484 786 249, whose registered office is located at 17 Avenue d’Italie, 75013 Paris;

Represented by Jean-Baptiste Rudelle, Chairman

(hereinafter, the “Company”)

Party of the first part;

And

Mr. Romain Niccoli, whose address is 41 Rue du Général Leclerc, Apt. 12 bis, 94270 Le Kremlin-Bicêtre, who holds French nationality and who is registered with Social Security under number ####.

Party of the second part.

Now, therefore, it has been agreed as follows:

Section 1-. EMPLOYMENT

1-1 Mr. Romain Niccoli, who represents that he is free of all commitments and that he is not bound by any covenant not to compete, is hereby hired for the position of Technical Director, subject to the results of the pre-employment medical examination.

1-2. This agreement is governed by French law, the Engineering Firms, Consulting Engineering Firms and General Consultants National Collective Bargaining Agreement (Convention Collective Nationale des Bureaux d’Etudes Techniques, Cabinets d’Ingénieurs Conseils et Sociétés de Conseils) (hereinafter, the “Collective Bargaining Agreement”), Order no. 2005-893 of August 2, 2005 and Decree no. 2005-894 of August 2, 2005 on new hiring (nouvelles embauches) contracts and the specific provisions referred to below.

Section 2-. TERM AND TERMINATION OF THE AGREEMENT

2-1. This agreement is entered into for an indefinite term as of March 1, 2006.

2-2. This agreement shall be governed by the provisions of the French Labor Code (Code du Travail), except, during the first two years as of the date the agreement is concluded, the provisions of Articles L. 122-4 to L. 122-11, L. 122-13 to L. 122-14-14 and L. 321-1 to L. 321-17, which are contrary to the provisions of Order no. 2005-893 of August 2, 2005. This agreement is also subject to the provisions of the Collective Bargaining Agreement, except, during the first two years as of the date the agreement is concluded, the provisions of Title III concerning termination of the employment agreement that may be contrary to the provisions of Order no. 2005-893 of August 2, 2005.

During the first two years after it is concluded (i.e., from February 28, 2006 to February 28, 2008), the employment agreement may be terminated by either party in accordance with the following requirements:

1. Notice of termination shall be given by certified mail, return receipt requested;

(2 sets of initials)

2. Except in the event of Mr. Romain Niccoli’s willful misconduct (faute grave) or gross negligence (faute lourde), or upon the occurrence of a force majeure event, if this agreement is terminated at the Company’s initiative, presentation of the certified letter for delivery shall set the starting point for the notice period, the duration of which shall be as follows:

•	Two weeks if the agreement was concluded at least one month and less than six months before the date the certified letter is presented for delivery;

•	One month if the agreement was concluded at least six months and less than two years before the date the certified letter is presented for delivery.

3. Except in the event of Mr. Romain Niccoli’s willful misconduct or gross negligence, if this agreement is terminated at the Company’s initiative, Mr. Romain Niccoli shall be entitled to a payment equal to 8% of the total amount of the gross compensation paid to him since this employment agreement was concluded.

2.3 If Mr. Romain Niccoli has been employed with the Company for at least two years, this agreement may be terminated by either party by certified mail, return receipt requested, subject to compliance with statutory and contractual provisions in force. Therefore, except in the event of Mr. Romain Niccoli’s willful misconduct or gross negligence, the parties may terminate the employment agreement provided they each give three months’ prior notice.

Section 3-. DUTIES

3-1. Mr. Romain Niccoli shall have management status and hold the position of Technical Director.

His position corresponds to position 3.3, hierarchical coefficient 270, of the Collective Bargaining Agreement. Due to the nature of this position, the duties involved are subject to change in connection with the Company’s adaptation requirements and its needs.

3-2. Mr. Romain Niccoli’s principal duties shall be to manage the development and production monitoring activities for the Company’s software.

This job description is subject to change depending on changes in the strategy the Company adopts.

3-3. Mr. Romain Niccoli shall report to Mr. Jean-Baptiste Rudelle, the Company’s Chairman, or to any other person that Mr. Rudelle may appoint. Mr. Niccoli’s superior is subject to change depending on the Company’s needs.

Section 4-. WORKPLACE

Mr. Romain Niccoli shall perform his duties at the Company’s principal office or at any other place where his presence is deemed necessary for the proper functioning of the Company.

4.2 However, depending on its interests and needs, the Company reserves the right to change Mr. Romain Niccoli’s workplace to another location in France or abroad, without such change constituting an amendment to Mr. Romain Niccoli’s employment agreement.

4-3. Furthermore, his duties may require that he travel in France and/or abroad.

Section 5-. COMPENSATION

In consideration for his work, Mr. Romain Niccoli shall receive gross annual lump sum compensation of €70,000, paid over 12 months, i.e., a gross salary of €5,833.34 per month.

Section 6-. WORKING TIME

In consideration for the lump sum compensation described in Section 5 above,* and in light of the nature of Mr. Romain Niccoli’s duties and responsibilities and the degree of autonomy granted to him in organizing his work schedule, Mr. Romain Niccoli’s working time shall be counted in days worked on the basis of 218 days per Reference Year. “Reference Year” means the period between June 1 of the

*	Translator’s note: “below” in the French text, but undoubtedly meant to be “above”.

(2 sets of initials)

previous year and May 31 of the current year. However, because Mr. Romain Niccoli was hired during the course of the first Reference Year (June 1, 2005 to May 31, 2006), he shall work 54.5 days until May 31, 2006, and during that period he shall receive the monthly compensation described in Section 5 above.

The lump sum compensation described in Section 5 above covers 218 days worked per Reference Year and includes the bonuses and payments provided for in the Collective Bargaining Agreement, including paid vacation.

The number of 218 days worked applies only to employees who have been employed continuously for at least one year by the Company at the end of the period entitling employees to paid vacation.

Under the Company’s responsibility, Mr. Romain Niccoli shall keep a document verifying his working time. This document shall show the number and date of days or half-days worked, and classify days off as weekly days off, paid vacation, days off under the Collective Bargaining Agreement or days off pursuant to work time reduction. Mr. Romain Niccoli shall provide this document to his superior once a month.

Section 7-. PAID VACATION

Mr. Romain Niccoli shall be entitled to paid vacation in accordance with the requirements of the French Labor Code and the Collective Bargaining Agreement.

Section 8-. COPYRIGHT - WARRANTY

8-1. In accordance with Article L 113-9 of the French Intellectual Property Code (Code de la Propriété Intellectuelle), the Company is the holder, from the outset, of the rights to software and documentation thereto that the employee creates in the performance of his duties or pursuant to the Company’s instructions.

Accordingly, Mr. Romain Niccoli shall assign to the Company, exclusively and permanently, for the whole world and for the duration of the legal protection afforded to copyright, full title to:

•	Software, IT developments and work of any kind, in particular web pages, HTML developments, both source codes and object codes, as well as the documentation thereof, including, in particular, the preliminary design work, within the meaning of Article L 112-2 of the French Intellectual Property Code, as well as the specifications, preliminary studies, plans, models, functional and organic analysis files, programming files, including interface specifications, technical documentation, use documentation and the user’s manual documenting all [work] performed other than in the performance of his duties using the Company’s equipment or know-how (hereinafter, the “creations”).

In accordance with the provisions of Articles L 122-6 and L 131-3 of the French Intellectual Property Code, the assignment includes all:

•	The rights to reproduce and integrate the creations, in whole or in part, in any form, on all media, in particular, paper, magnetic, digital or any other computer or electronic medium, whether known or unknown, existing now or in the future;

•	The rights to present [the creations] using any broadcasting means, whether currently known or unknown, in particular, over any telecommunication, internet or intranet network, or any means of telecommunication, including terrestrial, satellite or cable broadcasting;

•	The rights to adapt, modify, decompile, translate into any language or programming language, arrange, correct errors, monitor, maintain, upgrade and edit the creations;

•	The rights to make available and distribute to the public, in any form, as well as the right to assign or license to any third party all or part of the rights assigned. These rights include the rights to use [the creations], for consideration or free of charge, directly or indirectly, including initial marketing rights and the rights to lease and lend [the creations].

(2 sets of initials)

In accordance with the provisions of Article L. 113-9 of the French Intellectual Property Code, the employee is not entitled to any additional compensation or payment in consideration for the statutory assignment of rights to the employer and, in the event the assignment does not come within the aforementioned statutory framework, the price for this assignment is definitively included in the compensation that the employee receives for producing the creations.

8-2. Inventions produced by Mr. Romain Niccoli will be governed by the provisions of Articles L 611-6 et seq. and R. 611-1 et seq. of the French Intellectual Property Code, as well as the provisions of Articles 75 et seq. of the Collective Bargaining Agreement. In this respect, Mr. Romain Niccoli acknowledges that, by their nature, the duties that he is appointed to perform pursuant to this agreement include an inventive assignment.

8-3. Mr. Romain Niccoli warrants the Company that he holds all intellectual property rights in the creations and inventions assigned, that the creations and inventions do not constitute infringement and that entering into this agreement does not infringe the rights of any third parties.

Consequently, Mr. Romain Niccoli shall hold the Company harmless from any action, claim, demand or opposition by any person alleging an intellectual property right, act of unfair competition and/or act of passing off concerning the creations and inventions assigned to the Company.

Mr. Romain Niccoli undertakes not to include in his creations and inventions any element borrowed from a preexisting creation without having first obtained the Company’s written approval, as well as the necessary authorizations from the right holders in the creation(s) or invention(s).

If the Company’s prior approval is not obtained, the author shall indemnify the Company for all claims based on demands of third parties concerning such borrowed elements and for all expenses or losses it may incur as a result of such claims.

8-4. Mr. Romain Niccoli shall cooperate with the Company, sign all instruments, including all reiterative instruments (actes réitératifs), and carry out all formalities that may be necessary to perfect the assignments of rights provided for in this section. The employee acknowledges that this undertaking will survive the termination of his employment agreement, regardless of the reason therefor.

Section 9-. EXCLUSIVITY - CONFIDENTIALITY

9-1 Mr. Romain Niccoli shall devote all of his time and provide all of his services to the Company and shall not, during the entire term of this agreement, without the Company’s prior written approval, engage in any competing professional activity, whether or not remunerated, for his own account or on behalf of a third party.

9-2 Mr. Romain Niccoli shall also not disclose, communicate, allow anyone to disclose or communicate or directly or indirectly use any information or data of any type of which he may become aware as a result of his employment with the Company. This undertaking shall continue to apply during the term of this employment agreement, as well as after its termination for an unlimited duration.

Section 10-. COVENANT NOT TO COMPETE

10-1 In light of the nature of his duties, in the event of the termination of his employment agreement, regardless of the reason therefor, Mr. Romain Niccoli shall not:

•	Work, in any capacity, such as an employee, corporate officer, independent consultant, etc., for a company that develops and/or markets products that compete with those of the Company, i.e., a predictive engine that provides product recommendations and all services that derive therefrom, as well as any products the Company may develop and/or market in the future;

•	Directly or indirectly acquire an interest, in any form, in a company of such type.

This covenant not to compete shall be limited to a period of one year as of the date that Mr. Romain Niccoli actually leaves the Company and covers France.

(2 sets of initials)

10-2 In consideration for this covenant not to compete, Mr. Romain Niccoli shall receive a gross monthly payment in an amount equal to 33% of the average monthly salary received during the 12 months preceding the termination of the employment agreement, which shall be paid on the customary pay dates. This payment is considered a salary and, therefore, is subject to social security contributions and other applicable social charges, which Mr. Romain Niccoli hereby expressly acknowledges.

10-3 The Company may decide to reduce the duration of the covenant not to compete, provided it informs Mr. Romain Niccoli within a period of 15 days following notice of termination of the employment agreement. In such case, the monthly payment described above shall be owed only for the months during which the covenant is applied.

The Company may also waive the benefit of this covenant not to compete, provided it informs Mr. Romain Niccoli within a period of 15 days following notice of termination of the employment agreement. In such case, the monthly payment described above will not be owed.

Section 11-. PENALTY CLAUSE

In the event he breaches the covenant not to compete or the confidentiality clause, Mr. Romain Niccoli shall owe the Company a penalty, which is set at a lump sum equal to six (6) months of his last fixed gross monthly salary, without the need to give prior notice to cease the competitive activity or the breach of confidentiality.

This compensation shall not release Mr. Romain Niccoli from his contractual obligations until the expiration thereof.

Payment of the penalty shall not deprive the Company of the right it hereby expressly reserves to obtain fair compensation for losses sustained, as well as an injunction prohibiting the competitive activity or the breach of confidentiality, subject to a fine for non-compliance.

Executed in Paris, on March 1, 2006

In two original counterparts

/s/ Romain Niccoli	/s/ Jean-Baptiste Rudelle

Mr. Romain Niccoli	On behalf of the Company

“Read and approved”	Jean-Baptiste Rudelle

handwritten: read and approved

(initials)

Amendment to New Hiring Employment Agreement

Between the undersigned:

Criteo, a French société par actions simplifiée with stated capital of €183,477, registered with the Paris Trade and Companies Registry under number 484 786 249, whose registered office is located at 17 Avenue d’Italie, 75013 Paris;

Represented by Jean-Baptiste Rudelle, Chairman

(hereinafter, the “Company”)

Party of the first part;

And

Mr. Romain Niccoli, whose address is 41 Rue du Général Leclerc, Apt. 12 bis, 94270 Le Kremlin-Bicêtre, who holds French nationality and who is registered with Social Security under number ####.

Party of the second part.

Now, therefore, it has been agreed as follows:

Section 5-. COMPENSATION

In consideration for his work, Mr. Romain Niccoli shall receive gross lump sum compensation of €4,833.34 per month for the first ten months of the employment agreement identified above, as of March 1, 2006, and then gross compensation of €5,833.34 per month as of January 1, 2007.

This amendment cancels and supersedes Section 5 of the employment agreement identified above, entitled “Compensation”. No other provision of the employment agreement identified above is changed by this amendment.

Executed in Paris, on March 9, 2006

In two original counterparts

/s/ Romain Niccoli	/s/ Jean-Baptiste Rudelle

Mr. Romain Niccoli	On behalf of the Company
“Read and approved”	Jean-Baptiste Rudelle

Amendment to the Employment Agreement of March 1, 2006

Between the undersigned:

Criteo, a French société par actions simplifiée with stated capital of €183,447, registered with the Paris Trade and Companies Registry under number 484 786 249, whose registered office is located at 6 Boulevard Saint Denis, 75010 Paris;

Represented by Jean-Baptiste Rudelle, Chairman and Chief Executive Officer

(hereinafter, the “Company”)

Party of the first part;

And

Mr. Romain Niccoli, whose address is 41 Rue du Général Leclerc, 94270 Le Kremlin-Bicêtre, who holds French nationality and who is registered with Social Security under number ####.

Party of the second part.

Recitals

Mr. Romain Niccoli was hired by the Company pursuant to a new hiring employment agreement dated March 1, 2006, effective March 1, 2006 (hereinafter the “Agreement”), for the position of Technical Director.

The parties have agreed to waive the provisions of Order no. 2005-893 of August 2, 2005 creating exceptions [to the ordinary rules applicable to employment agreements], as of the signature of this Amendment.

Consequently, the parties have decided by mutual agreement to submit the Agreement, as of the signature of this Amendment, to the ordinary legal rules applicable to indefinite-term employment agreements, in particular the rules concerning prior notice in the event of termination.

Now, therefore, it has been agreed and decided as follows:

Section 1-. TERMINATION OF THE AGREEMENT

Except in the event of willful misconduct or gross negligence, either party may terminate the Agreement at any time, in accordance with the provisions of the French Labor Code, by giving each other the prior notice specified in the applicable collective bargaining agreement.

These provisions shall apply as of the signature of this Amendment.

Section 2-. MISCELLANEOUS

The other provisions of the Agreement and any amendments and/or attachments thereto remain unchanged.

Executed in Paris, on November 12, 2007

In two original counterparts

handwritten: Read and approved, valid as agreement

Mr. Romain Niccoli *	On behalf of the Company
Jean-Baptiste Rudelle

/s/ Romain Niccoli	/s/ Jean-Baptiste Rudelle

*	Add the statement “Read and approved, valid as agreement”